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THE SECURITIES  OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              AMENDED AND RESTATED
                 5% CONVERTIBLE DEBENTURES DUE NOVEMBER 15, 2002
                                       OF
                               CORONA CORPORATION

ISSUANCE DATE                               March 20, 2000
CONVERTIBLE DEBENTURE DUE                   November 15, 2002
AMOUNT                                      $2,490,000.00

         FOR VALUE RECEIVED, Corona Corporation (the "Company"), hereby promises to pay Corporate Financial Enterprises, Inc., a Delaware corporation or registered assigns (the "Holder") on November 15, 2002, (the "Maturity Date"), the principal amount of Two Million Four Hundred Ninety Thousand Dollars ($2,490,000) U.S., and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. THIS DEBENTURE AMENDS AND RESTATES THAT CERTAIN DEBENTURE ISSUED ON NOVEMBER 15, 1999, WHICH IS HEREBY CANCELED.

1.       Interest

         The Company shall pay accrued interest on the unpaid principal amount of this Debenture (the "Debenture") quarterly on April 1, July 1, October 1 and January 1 of each year at the rate of Five Percent (5%) per annum, payable in arrears (prorated for the first payment), in cash, until the principal amount hereof is paid in full or has been converted. If this Debenture is converted, all interest will be waived.

2.       Method of Payment

         This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder's address as shown on the books and records of the Company.



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3.       Definitions.  For purposes of the Debentures, the following terms shall have  the meanings indicated:

         "Board of Directors" shall mean the board of directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Debentures.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of San Francisco are authorized or obligated by law or executive order to close.

         "Conversion Date" shall mean the date a notice of conversion is mailed by a Holder to the company electing to convert all or any portion of the Debentures into Common Stock.

         "Debentures" shall mean the Company's 5% Convertible Debentures due November 15, 2002.

         "Holders" shall mean the purchasers of the Debentures of the Company and their successors and assigns of record on the stock record books of the Company.

         "Original Issue Date" shall mean the first date on which Debentures are issued.

         "Person" shall mean any individual, firm, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Purchase Price" shall mean the amount paid to the Company for the Debentures.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.       TRANSFERS.

         1.       DELIVERY  OF  DEBENTURE, TRANSFER  INSTRUCTIONS  AND  TRANSFER
                  CERTIFICATE. Each Debenture presented for transfer, exchange or conversion:

                  1. shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company duly executed by such Holder or its attorney, duly authorized in writing; and

                  2. shall be accompanied by a Transferor Certificate, a form of which will be provided by the Company.

5. CONVERSION. Holders of shares of Debentures shall have the right to convert all of such Debentures into 784,000 shares of shares of common stock of Global Capital Partners, Inc. (f/k/a Eastbrokers International, Inc.) and 24,000 shares of the common stock of Moneyzone.com, Inc. (f/k/a EBOnline, Inc.) (the "Securities").

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                  1.  RIGHT TO CONVERT.  Subject to and upon compliance with the provisions of this Section 5, a Holder of Debentures shall have the right, at such Holder's option, at any time to convert such Debentures into the Securities.

                  2. MECHANICS OF CONVERSION. (a) In order to exercise the conversion right pursuant to Section 5(a) above, the Holder of Debentures to be converted shall surrender the Debenture, duly endorsed or assigned to the Company or in blank, at the office of the Company, accompanied by written notice (a "Notice of Conversion") to the Company that the Holder thereof elects to convert such Debenture. Unless the Securities to be transferred on conversion are to be issued in the same name as the name in which such Debenture is registered, each Debenture surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or such Holder's duly authorized attorney and, upon request by the Company an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid or are not required to be paid).

                  3. Within fifteen (15) days after the surrender of Debentures as aforesaid, the Company shall deliver at such office to such Holder, or on such Holder's written order, the Securities.

6. RECORD HOLDER. The Company may deem and treat the record Holder of any Debentures as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

7. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt. In the case of a notice of conversion given to the Company as contemplated in
         Subsection 5 hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first class mail shall be specifically permitted for such notice under the terms of this Debenture) with postage prepaid, addressed: if to the Company, to its principal executive offices, or such other place as designated in a written notice to the Holders of the Debentures, or, if to any Holder of the Debentures, to such Holder at the address of such Holder of the Debentures as listed in the record books of the Company; or to such other address as the Company or Holder, as the case may be, shall have designated by notice similarly given.







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         IN WITNESS  WHEREOF,  this Debenture has been executed on behalf of the
Company by the undersigned on the 20th day of March, 2000.

                                      CORONA CORPORATION



                                      By:    /s/ Reid Breitman
                                         ---------------------------------------
                                             Reid Breitman, President








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